Exhibit 1.2

THIRD AMENDMENT TO WARRANT

THIS THIRD AMENDMENT TO WARRANT (the "Amendment") is executed as of this 10th day of April, 2012 by and between BLAST ENERGY SERVICES, INC., a Texas corporation ("Company"), and CENTURION CREDIT FUNDING LLC ("Centurion").

W I T N E S S E T H

WHEREAS, on February 24, 2011, the Company and Centurion entered into that certain Note Purchase Agreement (the "Note Purchase Agreement") together with the First Tranche Note (the "First Tranche Note") and Second Tranche Note (the "Second Tranche Note") as exhibits thereto (collectively, First Tranche Note and the Second Tranche Note shall be referred to as the "Notes");

WHEREAS, pursuant to the Note Purchase Agreement, on February 24, 2011 the Company issued to Centurion a warrant to purchase 12,000,000 shares of common stock, par value $0.001 per share of the Company, as amended in the First Amendment to Warrant executed on the 6th day of October, 2011, and as further amended in the Second Amendment to the Warrant on December 16, 2011 (the "Warrant");

WHEREAS, the Company and Centurion propose to enter into this Third Amendment of the Warrant and further amend the First and Second Tranche Promissory Notes and the Voting Agreement, on even date herewith;

NOW THEREFORE, in consideration of the premises and the mutual promises and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.  Amendments to Warrant

a. The defined term Warrant Price in Section 8 of the Warrant is hereby amended and restated as follows:

"Warrant Price" means One Cent ($0.01), as such price may be adjusted from time to time as shall result from the adjustment specified in this Warrant including Section 4 hereto, provided that in no event shall any adjustment pursuant to Section 4(c) of this Warrant reduce the Warrant Price  below
$0.01 per share. Notwithstanding anything else contained in this Warrant to the contrary, including any adjustment specified in Section 4 hereto, the Warrant Price shall never be adjusted to greater than One Cent ($0.01), unless a Merger Event has occurred, in which case the provisions of Section 4(b) shall apply thereafter in determining the Warrant Price in connection with future events after the consummation of such Merger Event."

2.         Representations and Warranties.

a. The Company has the requisite corporate power and authority to enter into and perform this Amendment in accordance with the terms hereof. The execution, delivery and performance of this Amendment by the Company and the consummation  by it of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, no further consent or authorization of the Company, its Board of Directors, stockholders  or any other third party is required.   When executed and delivered by the Company, this Amendment shall constitute a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting  generally the enforcement of, creditor's  rights and remedies or by other equitable principles of general application.

b. Centurion  has  the  requisite corporate power and authority to enter  into  and perform this Amendment in accordance with the terms hereof. The execution, delivery and performance of this Amendment by Centurion and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, no further consent or authorization of Centurion, its Board of Directors, stockholders or any other third party is required. When executed and delivered by Centurion, this Amendment shall constitute a valid and binding obligation of Centurion enforceable against Centurion in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor's rights and remedies or by other equitable principles of general application.

3.          Limited Effect.  Except as amended hereby, the Warrant shall remain in full force and effect, and the valid and binding obligation of the parties thereto.  Any reference in the Warrant or herein to the "Warrant" shall mean the Warrant, as amended hereby.

4.          Effective Time. This Amendment shall be deemed effective from and after due execution and delivery by each party hereto.

5.         Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of New York (without giving effect to conflicts of law principles) as to all matters, including validity, construction, effect, performance and remedies of and under this Amendment.

6.          Counterparts.   This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto, have caused this Third Amendment to Warrant to be duly executed and delivered as of the date first written